BioRestorative Therapies, Inc.
40 Marcus Drive, Suite One
Melville, New York 11747

February 14, 2017

Mr. Mark Weinreb
40 Marcus Drive, Suite One
Melville, New York  11747

Dear Mr. Weinreb:

Reference is made to the Executive Employment Agreement, dated as of March 9, 2015, between BioRestorative Therapies, Inc. (the "Company") and you (the "Executive"), as amended (the "Employment Agreement").  All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

Pursuant to the Employment Agreement, the Executive is entitled to receive an annual bonus of up to 50% of his Per Annum Salary based upon the satisfaction of certain performance goals.  The parties agree that, for the year ended December 31, 2016, the Executive instead is entitled to receive an annual bonus of up to 40% of his Per Annum Salary based upon the satisfaction of the revised performance goals set forth on Schedule A attached hereto.  The Company acknowledges and agrees that, as of the date hereof, the initial three (3) performance goals set forth on Schedule A have been satisfied.

The parties agree further that the performance goals for the year ending December 31, 2017, and the bonus amount payable with respect thereto, are as set forth on Schedule B attached hereto.

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By: /s/________________________
       Mandy Clyde
       Vice President of Operations

Agreed:

/s/_______________________
Mark Weinreb

SCHEDULE A

2016 Bonus Milestones:

•
$80,000 in the event the Company files an IND application with regard to the commencement of a clinical trial for the Company's BRTX-100 product (the "Clinical Trial") (the "IND Application") with the Food and Drug Administration (the "FDA");

•	$32,000 in the event the FDA clears the IND Application;

•	$16,000 in the event the Company achieves a material advance in its ThermoStem Program or another metabolic program;

•	$32,000 in the event the Company commences a brown fat animal study using a potential human delivery system.

It is understood and agreed that (i) the filing of the IND Application with the FDA had to be achieved by December 31, 2016 in order for the Executive to be entitled to receive the Bonus amount; and (ii) the other milestones may occur by July 31, 2017.  In addition, the Executive must have remained continuously employed with the Company through the date on which a particular milestone is satisfied in order for the Executive to be entitled to receive the particular Bonus amount. Any issue as to whether any of the foregoing milestones have been satisfied shall be determined by the Company in its sole discretion.

SCHEDULE B

2017 Bonus Milestones:

•	$40,000 in the event at least six patients enroll in the Clinical Trial;

•	$40,000 in the event the Company establishes a new commercial, research or other relationship that materially advances the Company's prospects;

•	$80,000 in the event a patient in the Clinical Trial receives a dose of BRTX-100;

•
$40,000 in the event the Company completes the set up and qualification of its clean process areas in connection with the Clinical Trial and obtains all necessary equipment and staffing with respect thereto.

It is understood and agreed that each of the foregoing milestones must be achieved by December 31, 2017 in order for the Executive to be entitled to receive the Bonus amount.  In addition, the Executive must have remained continuously employed with the Company through the date on which a particular milestone is satisfied in order for the Executive to be entitled to receive the particular Bonus amount. Any issue as to whether any of the foregoing milestones have been satisfied shall be determined by the Company in its sole discretion.